SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest

Event Reported): September 19, 2002

WJ COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-31337

DELAWARE	94-1402710
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

401 River Oaks Parkway, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

(408) 577-6200
(Registrant’s telephone number, including area code)

Item 5.                    Other Events.

On September 19, 2002, WJ Communications, Inc., (the “Company”) issued a press release announcing that it has received a proposal from Fox Paine & Company, LLC to acquire all of the shares held by unaffiliated stockholders.

Fox Paine and its affiliates currently own approximately 66% of the outstanding shares of WJ Communications or approximately 37.0 million shares of a total of approximately 56.5 million shares outstanding.  Fox Paine has proposed to acquire all outstanding shares of common stock of WJ Communications not already owned by Fox Paine and its affiliates (other than shares to be rolled over in the proposed transaction by certain members of WJ Communications’ present and former management and employees) for $1.10 per share in cash.  The proposed transaction would be in the form of a cash merger with a Fox Paine affiliate and would not be subject to any financing.

It is anticipated that a Special Committee of independent directors will be formed to evaluate the proposal and will retain its own legal counsel and an independent financial advisor.

The final terms of an acquisition, if any, will be based on negotiations between Fox Paine and the Special Committee.  The proposed acquisition is subject to certain customary conditions.  There can be no assurance that definitive agreement relating to the proposal will be reached, or that a transaction will be consummated.  A copy of the press release and the Fox Paine proposal letter are attached to this report as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.  The foregoing descriptions of such documents are qualified in their entirely by reference to such exhibits.  The press release should be read in conjunction with the “Safe Harbor Statement under the Private Litigation Reform Act of 1995” which is included in the text of the press release.

Item 7.                    Financial Statements and Exhibits.

(c) Exhibits

99.1                           Press Release dated September 19, 2002 announcing proposed going private transaction.

99.2                           Acquisition Proposal Letter of September 18, 2002 received from Fox Paine.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WJ COMMUNICATIONS, INC.

By:	/s/ MICHAEL R. FARESE, Ph.D.
Michael R. Farese, Ph.D.
President and Chief Executive Officer
(principal executive officer)

Dated: September 19, 2002